                                 EXHIBIT  11
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                 COMMERCIAL METALS COMPANY AND SUBSIDIARIES
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        CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*
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                     ( In thousands except share data )




                                                                                     YEAR  ENDED  AUGUST  31,
                                                                     ------------------------------------------------------
                                                                       1997                   1996                  1995
                                                                     -------                 -------               -------

     Net earnings                                                    $    38,605             $    46,024        $    38,208

     Weighted average number
          of shares outstanding                                       15,005,217              15,106,882         14,895,475

     Dilutive effect of stock option and
          purchase plans, after application
          of treasury stock method                                       227,532                 199,531            255,597

     Shares used in calculating primary
          net earnings per share                                      15,232,749              15,306,413         15,151,072
                                                                     -----------             -----------        -----------
     Net earnings per share                                          $      2.53             $      3.01        $      2.52
                                                                     ===========             ===========        ===========

 *Fully diluted earnings per share are identical to primary earnings per share.